                                                                    Exhibit 99.1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of KnowledgeWare, Inc. and Subsidiaries

  We have audited the consolidated balance sheets of KnowledgeWare, Inc. and Subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  On July 1, 1994 the Company announced that it anticipated it would have a significant loss from operations during the quarter ended June 30, 1994 and that it would restructure operations in the first quarter of fiscal 1995 as described in Note 15 to the financial statements. The Company also modified its accounting policy for revenue recognition and restated financial results for the first three quarters of fiscal year 1994 as described in Note 12 to the financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KnowledgeWare, Inc. and Subsidiaries as of June 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 16 to the financial statements, the Company has suffered recurring losses from operations and violated financial covenants in the line of credit agreement with IBM Credit Corporation, that raise substantial doubt about its ability to continue as a going concern. Management's plans to enter into a merger agreement with Sterling Software were announced on August 1, 1994, and an Amended and Restated Merger Agreement was executed as of August 31, 1994, and are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand, L.L.P.

Atlanta, Georgia
August 31, 1994

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1994 AND 1993
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              1994      1993
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  8,519  $ 16,816
  Trade accounts receivable:
    Receivable from related parties........................      250       -0-
    Trade, less allowance of $3,368 and $2,428 in 1994 and
     1993, respectively....................................   37,282    36,894
  Escrow, prepaid expenses and other.......................    3,577     7,229
  Prepaid income taxes and income taxes receivable.........      199     2,479
  Deferred income tax benefits.............................    3,356     3,374
                                                            --------  --------
      Total current assets.................................   53,183    66,792
                                                            --------  --------
Property and equipment:
  Leasehold improvements...................................    5,567     4,621
  Furniture and fixtures...................................   17,539    16,976
  Computers and related equipment and software.............   29,802    25,062
                                                            --------  --------
                                                              52,908    46,659
  Less: accumulated depreciation and amortization..........   31,083    22,896
                                                            --------  --------
                                                              21,825    23,763
                                                            --------  --------
Other assets:
  Acquired and developed software, less accumulated
   amortization of $11,294 and $6,491 in 1994 and 1993,
   respectively............................................   28,382    22,458
  Goodwill, less accumulated amortization of $1,812 and
   $383 in 1994 and 1993, respectively.....................   14,616    11,369
  Other long-term assets...................................    1,638     1,299
                                                            --------  --------
                                                              44,636    35,126
                                                            --------  --------
                                                            $119,644  $125,681
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable to related party............................ $ 15,766  $  2,000
  Trade accounts payable...................................    7,670     8,863
  Deferred revenues........................................   22,734    26,932
  Accrued expenses and other current liabilities...........    8,732    15,253
  Accrued compensation and payroll taxes...................    6,407     6,753
  Current portion of long-term debt........................    1,627     5,902
                                                            --------  --------
      Total current liabilities............................   62,936    65,703
Commitments and contingencies (Note 5)
Long-term debt.............................................      836     3,624
Deferred income taxes......................................    3,521     2,622
Shareholders' equity:
  Common Stock, without par value--100,000,000 shares
   authorized; 14,562,381 and 13,046,906 shares issued and
   outstanding in 1994 and 1993, respectively..............   72,548    54,124
  Accumulated deficit......................................  (19,639)     (609)
  Cumulative translation adjustments.......................     (558)      217
                                                            --------  --------
      Total shareholders' equity...........................   52,351    53,732
                                                            --------  --------
                                                            $119,644  $125,681
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1994       1993     1992
                                                  ---------  --------  -------
Revenues:
  Software product license, including revenue
   from related parties.......................... $  71,294  $ 80,307  $83,243
  Service agreement, including revenue from
   related parties...............................    39,698    35,256   26,247
  Consulting and education.......................    19,550    11,861    5,926
  Other..........................................     1,949     1,337    1,126
                                                  ---------  --------  -------
                                                    132,491   128,761  116,542
                                                  ---------  --------  -------
Costs and expenses:
  Cost of software product license revenues......     9,516     4,875    5,072
  Cost of service agreement revenues.............    12,743    12,176    6,261
  Cost of consulting and education revenues......    18,389     7,487    4,265
  Selling and marketing..........................    67,162    66,570   62,373
  General and administrative.....................    19,581    14,349   15,845
  Research and development.......................    24,196    28,867   23,672
  Corporate restructuring charge.................       -0-    21,976      -0-
                                                  ---------  --------  -------
                                                    151,587   156,300  117,488
                                                  ---------  --------  -------
    Loss from operations.........................   (19,096)  (27,539)    (946)
Foreign currency transaction gain................       850       -0-      -0-
Interest income (expense), net...................      (784)      340    1,959
                                                  ---------  --------  -------
    Income (loss) before income taxes............   (19,030)  (27,199)   1,013
                                                  ---------  --------  -------
Provision (benefit) for income taxes:
  Current........................................       -0-    (1,277)  (1,468)
  Deferred.......................................       -0-      (123)   2,125
                                                  ---------  --------  -------
                                                        -0-    (1,400)     657
                                                  ---------  --------  -------
    Net income (loss)............................ $ (19,030) $(25,799) $   356
                                                  =========  ========  =======
Net income (loss) per common share............... $   (1.34) $  (1.94) $   .03
                                                  =========  ========  =======
Weighted average number of common and common
 equivalent shares outstanding...................    14,178    13,283   13,110
                                                  =========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

                                  COMMON STOCK  RETAINED   CUMULATIVE
                                 -------------- EARNINGS   TRANSLATION
                                 SHARES AMOUNT  (DEFICIT)  ADJUSTMENTS  TOTAL
                                 ------ ------- ---------  ----------- --------
Balance at July 1, 1991......... 12,558 $50,065 $ 24,834      $ -0-    $ 74,899
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    157     361                             361
  Tax benefits arising from
   exercise of stock options....          2,010                           2,010
  Net income for the year ended
   June 30, 1992................                     356                    356
                                 ------ ------- --------      -----    --------
Balance at June 30, 1992........ 12,715  52,436   25,190        -0-      77,626
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    332   1,688                           1,688
  Net loss for the year ended
   June 30, 1993................                 (25,799)               (25,799)
  Cumulative translation
   adjustments..................                                217         217
                                 ------ ------- --------      -----    --------
Balance at June 30, 1993........ 13,047  54,124     (609)       217      53,732
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    309   1,557                           1,557
  Issuance of common stock in a
   private placement............  1,000  14,667                          14,667
  Issuance of common stock for
   business acquisition.........    206   2,200                           2,200
  Net loss for the year ended
   June 30, 1994................                 (19,030)               (19,030)
  Cumulative translation
   adjustments..................                               (775)       (775)
                                 ------ ------- --------      -----    --------
                                 14,562 $72,548 $(19,639)     $(558)   $ 52,351
                                 ====== ======= ========      =====    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992

                                                     1994      1993     1992
                                                   --------  --------  -------
                                                        (IN THOUSANDS)
Operating activities:
 Net income (loss)................................ $(19,030) $(25,799) $   356
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization...................   14,410    11,693    9,512
  Capitalization of software development costs....   (7,480)   (5,161)  (4,400)
  Provision for uncollectible accounts receivable.    3,301     2,414    1,000
  Foreign currency gain...........................     (850)      -0-      -0-
  Write-down of capitalized software development
   costs..........................................      -0-     2,948      -0-
  Termination of certain European distribution
   rights.........................................      -0-     7,000      -0-
  Deferred income taxes...........................      917      (160)   2,125
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
   Trade accounts receivable......................   (4,271)   (6,942)  16,300
   Inventories and escrow, prepaid expenses and
    other.........................................    3,090       773     (226)
   Trade accounts payable, accrued expenses and
    other current liabilities and accrued
    compensation and payroll taxes................   (9,079)    2,199   (4,399)
   Deferred revenues..............................   (6,518)   (1,682)   3,095
   Commissions payable to related parties.........      -0-      (878)    (352)
   Income taxes...................................    2,280     1,424   (7,014)
                                                   --------  --------  -------
    Net cash provided by (used in) operating
     activities...................................  (23,230)  (12,171)  15,997
                                                   --------  --------  -------
Investing activities:
 Acquisitions, net of cash acquired...............      (25)  (10,985) (11,487)
 Purchases of property and equipment..............   (6,407)   (4,429)  (8,603)
 Disposals of property and equipment, net.........      590       702      -0-
 Other non-current assets.........................     (170)     (658)     652
                                                   --------  --------  -------
    Net cash used in investing activities.........   (6,012)  (15,370) (19,438)
                                                   --------  --------  -------
Financing activities:
 Proceeds from note payable to related party......   19,766     2,000      -0-
 Payments on note payable to related party........   (6,000)      -0-      -0-
 Payments on debt.................................   (9,102)      -0-      -0-
 Proceeds from sale of Common Stock and exercise
  of stock options................................   16,224     1,688      361
 Tax benefits arising from exercise of stock
  options.........................................      -0-       -0-    2,010
                                                   --------  --------  -------
    Net cash provided by financing activities.....   20,888     3,688    2,371
                                                   --------  --------  -------
Effect of exchange rate changes on cash and cash
 equivalents......................................       57       217      -0-
                                                   --------  --------  -------
Decrease in cash and cash equivalents.............   (8,297)  (23,636)  (1,070)
Cash and cash equivalents at beginning of year....   16,816    40,452   41,522
                                                   --------  --------  -------
    Cash and cash equivalents at year-end......... $  8,519  $ 16,816  $40,452
                                                   ========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

  Revenues are derived from the licensing and development of computer software products, sale of software service agreements, licensing of technology and on-going consulting and education activities. Revenues from sales of software product licenses to end users are recognized at the time of software delivery if collection is probable and there are no significant vendor obligations. The Company recognizes software product license revenue from resellers upon cash collection unless shipment has been made to the end user and there is a reasonable basis for estimating the degree of collectibility of the receivable. Revenues from sales of service agreements are deferred and recognized ratably over the lives of the agreements. Other revenues are recognized as services are performed or technology rights transferred.

 Income (Loss) Per Common Share

  Income (loss) per common share is based on the Company's Common Stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist principally of stock options calculated using the treasury stock method.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents exceeding the Company's ongoing operational requirements are held on deposit in a bank.

 Inventories

  Inventories included in prepaid expenses in the balance sheet are stated at the lower of cost (first-in, first-out method) or market. At June 30, 1994 and 1993, inventories consisted of assembled product kits totalling approximately $296,000 and $158,000, respectively, and product media, documentation and packaging totalling approximately $112,000 and $137,000, respectively.

 Property and Equipment

  Property and equipment is stated on the basis of cost. Depreciation and amortization are provided using accelerated and straight-line methods over the estimated useful lives of the assets. When property and equipment is retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations.

 Acquired and Developed Computer Software

  Costs related to the development of computer software internally are capitalized in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"). Additionally, the costs of acquired technologies which meet the provisions for capitalization under SFAS 86, approximating $3,248,000 and

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

$16,557,000 in 1994 and 1992, respectively, are also capitalized. Capitalized costs are amortized over five years, the estimated lives of the products, with amortization expense of approximately $4,803,000, $3,683,000 and $2,387,000 in 1994, 1993 and 1992, respectively.

 Goodwill

  The Company has recorded goodwill related to certain acquisitions and is amortizing it over 10 to 12 years using the straight line method. The Company assesses the recoverability of goodwill through analysis of discounted cash flows.

 Reclassifications

  Certain changes in the presentation of 1993 and 1992 amounts have been made to conform to the 1994 presentation.

2. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                         1994   1993    1992
                                                        ------ ------- -------
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest........................................... $  880 $   352 $   125
                                                        ====== ======= =======
    Income taxes....................................... $    5 $   487 $ 5,710
                                                        ====== ======= =======
Supplemental schedule of noncash investing and
 financing activities:
  Fair value of assets acquired........................ $2,783 $26,456 $17,900
  Cash paid............................................    100  11,056   8,000
                                                        ------ ------- -------
  Liabilities assumed.................................. $2,683 $15,400 $ 9,900
                                                        ====== ======= =======

  Additional common stock was issued during fiscal 1994 to acquire the assets of ClearAccess Corporation, consisting primarily of intellectual property rights. The purchase price $2,200,000 was recorded as capitalized software.

  Approximately $1,048,000 was recorded as capitalized software in relation to certain technology received in a non-monetary transaction.

3. NOTE PAYABLE:

  In June 1994, the Company entered into a loan agreement with IBM Credit Corporation, a related party, which provides up to $22,233,500 of operating capital based on eligible accounts receivable and a $2,767,500 term loan payable in February 1995. Upon payment of the term loan the line of credit for operating capital increases to $25,000,000. The loan bears interest at 1 1/4% above the prime rate and is collateralized by the Company's domestic trade receivables, domestic furniture and equipment and all of the Company's intellectual property. The outstanding balance on June 30, 1994 consists of $13,000,000 on the line of credit and $2,766,500 on the term loan.

  On July 1, 1994 the Company announced a loss for the fourth quarter of 1994 which would cause the Company to be in violation of certain financial covenants dealing with net income, net worth and working capital. The Company has received a waiver of these violations through September 30, 1994. In exchange for the waiver, the Company has agreed to increase its interest rate to 2 1/4% above the prime rate and to provide more frequent reporting.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

  In May 1993, the Company entered into a loan agreement with International Business Machines Corporation, a related party, which provides up to $8,000,000 of operating capital collateralized by certain of the Company's trade accounts receivable. At June 30, 1993, the amount outstanding under the line of credit was $2,000,000 at an interest rate of 7%. Additional borrowings were made in the amount of $2,000,000 in August 1993 and $2,000,000 in October 1993. The loan was repaid in June 1994 from proceeds of the loan agreement with IBM Credit Corporation.

4. LONG-TERM DEBT:

  The Company incurred certain long-term debt obligations in relation to the acquisition of certain of its European distributors, the acquisition of its Australian distributor and the acquisitions of Computer and Engineering Consultants, Ltd. (CEC) and Viewpoint Systems, Inc. The minimum amounts payable under the purchase agreement for the European Distributors is $1,000,000 in September 1996, including interest imputed at 8% per annum. The amount due on Viewpoint Systems, Inc. has been paid subsequent to June 30, 1994. Other long-term debt consists of various obligations which were assumed from acquired entities. At June 30, 1994 long-term debt is summarized as follows (in thousands):

                                                                 6/30/94 6/30/93
                                                                 ------- -------
      Long-term debt:
        European Distributors................................... $  836  $7,886
        Australian Distributor..................................    820     -0-
        ViewPoint...............................................    736     928
        Other...................................................     71     712
                                                                 ------  ------
                                                                  2,463   9,526
      Less current maturities...................................  1,627   5,902
                                                                 ------  ------
                                                                 $  836  $3,624
                                                                 ======  ======

5. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases office space and various office equipment under noncancellable operating leases. Total rent expense for all operating leases approximated $13,820,000, $13,442,000 and $11,830,000 for the years ended June 30, 1994, 1993 and 1992, respectively.

  Future minimum lease payments, by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1994 (in thousands):

     YEARS ENDING
       JUNE 30,
     ------------
       1995............................................................  $12,424
       1996............................................................    8,521
       1997............................................................    4,262
       1998............................................................    3,139
       1999............................................................    2,276
       Thereafter......................................................      498
                                                                         -------
           Total minimum lease payments................................  $31,120
                                                                         =======

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

 Legal Proceedings

  On December 18, 1991, a complaint was filed in the United States District Court for the Northern District of Georgia, Atlanta Division which consolidated and amended several class action lawsuits previously filed against KnowledgeWare in October 1991. This action was a class action lawsuit alleging violations of Sections 20 and 10(b) of the Exchange Act and Rule 10b-5 of the Commission. In summary, the complaint alleged KnowledgeWare misrepresented or failed to disclose material facts which would have a material adverse impact on KnowledgeWare or approved such misrepresentations and omissions. The complaint sought compensatory damages and reimbursements for the plaintiffs' fees and expenses.

  On January 26, 1994, KnowledgeWare entered into and the District Court preliminarily approved a stipulation of settlement in this lawsuit. By entering into the settlement, KnowledgeWare did not admit the allegations in the suit and, to the contrary, denied any wrongdoing. The settlement, which received final court approval in April, 1994, required a cash payment of $1,750,000, all of which was paid by KnowledgeWare's insurance carrier, and the issuance by KnowledgeWare of the Warrants, which allow the holders to acquire an aggregate of 500,000 shares of KnowledgeWare's Common Stock at a price of $17.50 per share. The Warrants are exercisable for a period of three years from June 9, 1994 (the date of issuance). The Company expensed $100,000 related to the settlement in the quarter ending March 31, 1994.

 Employment Agreements

  The Company has entered into employment agreements with certain of its executive officers. These agreements provide for the payment of significant benefits to these executives under most conditions of employment termination or change in control.

6. INCOME TAXES:

  Effective July 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" which bases the measurement of deferred tax assets and liabilities on the provisions of enacted tax law and forecasts of future taxable income. The Company's deferred tax expense (benefit) for fiscal 1994 and 1993 represents the change in the net deferred tax asset from the beginning to the end of the year.

  The provision (benefit) for income taxes consists of (in thousands):

                                                         1994   1993     1992
                                                         ----- -------  -------
   Federal:
     Current............................................ $ -0- $(1,498) $(2,494)
     Deferred...........................................   -0-      27    1,722
                                                         ----- -------  -------
                                                           -0-  (1,471)    (772)
   State:
     Current............................................   -0-    (385)     (40)
     Deferred...........................................          (150)     403
                                                         ----- -------  -------
                                                           -0-    (535)     363
   Foreign:
     Current............................................   -0-     606    1,066
                                                         ----- -------  -------
                                                         $ -0- $(1,400) $   657
                                                         ===== =======  =======

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

  The difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes are referred to as temporary differences. Significant temporary differences include the treatment of software service agreement revenue, amortization of capitalized software development costs under SFAS No. 86, corporate restructuring charge, and depreciation of property and equipment. Income tax credits are accounted for by the flow-through method as realized. At June 30, 1994, the following carryforwards are available to reduce future federal income taxes for financial reporting purposes: net operating loss (regular tax) of $38,276,000 expiring in fiscal 2008 and 2009, net operating loss (alternative minimum tax) of $31,927,000 expiring in fiscal 2008 and 2009, foreign tax credit of $3,039,000 expiring in fiscal 1995 through 1998, research & development credit of $3,068,000 expiring in fiscal 1997 through 2008, investment tax credit of $53,000 expiring in fiscal 1996 through 2001, and alternative minimum tax credit of $710,000 which has no expiration date.

  A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rates with the Company's effective income tax rates follows (in thousands):

                                                      1994     1993     1992
                                                     -------  -------  -------
   Federal income tax at statutory rate (34%)....... $(6,470) $(9,248) $   344
   State income taxes, net of federal tax...........     -0-     (535)     469
   Foreign income taxes.............................     -0-      606    1,066
   Tax benefits of foreign sales corporation........     -0-      -0-     (156)
   Utilization of foreign tax credits and
    carryforwards...................................     -0-      -0-   (1,066)
   Limitations on the utilization of net operating
    losses and tax credits..........................   6,470    7,777      -0-
                                                     -------  -------  -------
   Provision for income taxes....................... $   -0-  $(1,400) $   657
                                                     =======  =======  =======

  The net deferred tax asset (liability) presented in the balance sheet is $(165,000) and $752,000 at June 30, 1994 and 1993, respectively. The asset (liability) is presented net of a valuation allowance of $20,229,000 and $10,791,000 at June 30, 1994 and 1993, respectively.

7. STOCK PLANS AND OPTIONS:

  The Company has established the Incentive Stock Option Plan of 1984 and the Second Incentive Stock Option Plan of 1984 ("1984 Plans") and the 1988 Stock Incentive Plan ("1988 Plan"). The 1984 Plans and the 1988 Plan are administered by the Employee Incentive Stock Committee ("Committee") appointed by the Board of Directors. Under the 1984 Plans, the Committee has the authority to determine all terms and provisions under which options are granted, including the persons to whom options are granted, the number of shares of Common Stock to be covered by each option, the exercise price per share covered by the option and the time or times at which options shall be exercisable. The Committee as administrator of the 1988 Plan, in its discretion, may select the participants and determine the prices at which restricted shares may be sold to participants, may award shares of Common Stock to participants thereunder without cash consideration and may grant options to purchase shares at prices determined by the Board. Options have historically been granted based on the fair value of the shares at date of grant. Since no quoted market price was available prior to the Company's initial public offering in October 1989, the best estimate of the fair value of the stock was determined by the Board of Directors. Options granted under the 1984 Plans and the 1988 Plan expire on various dates from November 1994 through January 2001 and February 1999 through April 2003, respectively. At June 30, 1994, there were 19 and 78 participants in the 1984 Plans and the 1988 Plan, respectively.

  On August 29, 1989, shareholders of the Company approved the 1989 Non-Employee Director Stock Option Plan ("Director Plan") pursuant to which options to acquire 9,000 shares of Common Stock were

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
granted to three of the Company's non-employee directors, of which 3,000 shares have lapsed. Under the terms of the Director Plan, each of these directors was granted options to acquire 3,000 shares of Common Stock. The options became 100% vested on March 31, 1992.

  On December 3, 1993, shareholders of the Company approved the 1993 Non-Employee Director Stock Option Plan pursuant to which 50,000 shares of Common Stock, without par value, were authorized for issuance. Two of the outside directors were each granted options to acquire 5,000 shares of Common Stock and the third was granted options to acquire 7,500 shares of Common Stock. The options vest 50% on December 3, 1994 and 50% on December 3, 1995.

  Information regarding the Plans at June 30, 1994 is summarized as follows:

                                             1984            DIRECTOR
                                            PLANS  1988 PLAN  PLANS     TOTAL
                                            ------ --------- -------- ---------
   Shares reserved for issuance............ 55,621 3,238,523  56,000  3,350,144
   Shares under outstanding options........ 35,308 1,752,488  23,500  1,811,296
   Shares available for future grants,
    awards or sales........................ 20,313 1,486,035  32,500  1,538,848
   Shares subject to options which are
    currently exercisable.................. 14,308   573,027   6,000    593,335

  A summary of stock option activity for the years ended June 30, 1992, 1993 and 1994 is as follows:

                                                                       OPTION
                                                           SHARES       RANGE
                                                          ---------  -----------
   Shares under option July 1, 1991...................... 1,623,198   1.84-39.00
     Options granted.....................................   560,500  11.50-28.38
     Options exercised...................................  (158,529)  1.84-10.35
     Options canceled....................................  (168,781)  2.28-39.00
                                                          ---------
   Shares under option June 30, 1992..................... 1,856,388   1.84-39.00
     Options granted.....................................   441,900   9.25-12.50
     Options exercised...................................  (184,844)  1.84-10.35
     Options canceled....................................  (332,695)  2.28-24.75
                                                          ---------
   Shares under option June 30, 1993..................... 1,780,749   1.84-39.00
     Options granted..................................... 1,106,000  10.25-17.25
     Options exercised...................................   (89,688)  1.84-13.63
     Options canceled....................................  (985,765)  8.25-39.00
                                                          ---------
   Shares under option June 30, 1994..................... 1,811,296   2.28-24.75
                                                          =========

  On August 29, 1989, shareholders of the Company approved the establishment of an employee stock purchase plan ("Purchase Plan") which allows eligible employees to purchase Common Stock of the Company through payroll deductions at 85% of the lesser of fair market value on the first or last day of the offering period. An employee's payroll deductions which are applied toward the purchase of Common Stock are limited to the lesser of 10% of the employee's compensation or $25,000. The current offering period began on April 15, 1994 and will conclude on October 14, 1994. The rights to purchase shares were granted on April 15, 1994. The Company has reserved 352,510 shares of Common Stock for issuance under the Purchase Plan.

8. CAPITAL STOCK:

  The Company's Board of Directors has the authority, without further action of the shareholders of the Company, to issue up to 50,000,000 shares of Preferred Stock in one or more series and to fix or alter the

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms and redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Through June 30, 1994, no Preferred Stock had been issued.

  On August 18, 1989, the Company and International Business Machines Corporation (IBM) entered into a common stock purchase agreement pursuant to which IBM acquired 1,091,931 shares of the Company's Common Stock for $10,500,000. As provided in this agreement, IBM has the right of refusal on any private sale of securities by the Company and/or certain significant shareholders to a competitor of IBM if such sale would result in such competitor owning more than 5% of the Company. IBM has both demand and "piggyback" registration rights with respect to its Company shares. Also, so long as IBM maintains a 5% or greater interest in the voting power of the Company, IBM has the right to nominate an individual to serve as a Director or to designate an individual to attend Board of Directors meetings as a nonvoting observer. Two of the Company's significant shareholders entered into a shareholders agreement with the Company and IBM to implement certain of the above provisions, and have agreed to vote their shares for any nominee to the Board of Directors by IBM. However, IBM notified the Company in January 1994 that it is no longer exercising its right under the shareholder agreement to have an IBM designee on the Company's Board of Directors.

  The Company has outstanding 500,000 warrants to purchase common stock at a price of $17.50 per share which expire June 9, 1997.

9. INTERNATIONAL DISTRIBUTORS:

  Commencing in July 1989, the Company entered into individual, territory specific, multi-year marketing agreements with certain member firms of Ernst & Young International (collectively, "Distributors") whereby the Distributors have rights to distribute the Company's products in their respective countries outside of the United States. The marketing agreements provide for rebates of up to 25% of gross sales to the Distributors and are based upon the attainment by the Distributors of territorial sales quotas. Total revenues from the Distributors in 1994, 1993 and 1992 were approximately $4,820,000, $16,415,000 and $29,613,000, respectively, and are net of rebates of approximately $1,084,000, $4,090,000 and $7,675,000, respectively. Included in trade accounts receivable at June 30, 1994 and 1993 were approximately $1,085,000 and $2,154,000, respectively, of net receivables related to such sales. The activity for fiscal year 1993 includes the European territory through March 4, 1993, the date on which the Company acquired certain of the European Distributors. The activity for fiscal year 1994 includes the Australian territory through November 9, 1993, and the Switzerland and Austrian distributors through December 31, 1993, the dates on which the Company acquired the distributors.

  In addition to the foregoing rebates arrangement, effective as of July 1, 1990 the Company entered into agreements with certain of the Distributors whereby the Distributors are reimbursed by the Company for a portion of the commissions which the Distributors pay to IBM on sales of certain products of the Company to end-users. The reimbursement is limited to 7.5% of the net purchase price which the Distributors paid to the Company for such products. In fiscal years 1994, 1993 and 1992 the Company accrued reimbursements of such commissions totalling approximately $0, $470,000 and $1,117,000, respectively.

  On June 29, 1990, the Company and a Japanese affiliate of Ernst & Young International executed a product development agreement and an addendum to the above described international marketing agreement

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
with the Japanese affiliate. The product development agreement granted the Japanese affiliate a license to develop Japanese language versions of certain products of the Company ("J-Versions") for a total consideration of $2,000,000 payable over ten calendar quarters beginning September 30, 1990, reflecting a net present value of $1,850,000 of which the Company recognized revenues of $185,000 and $1,665,000 in fiscal years 1991 and 1990, respectively. The Japanese addendum grants the Japanese affiliate a license to market, distribute and support J-Versions in Japan with the right to sublicense J-Versions to customers through December 31, 1997 and provides for certain royalty arrangements between the Company and the Japanese affiliate upon the occurrence of specified events. The J-Versions were completed and commercially released in fiscal 1992. The Company recognized revenues of $952,000 and $665,000 in fiscal 1994 and 1993, respectively. Royalties payable to the Company at June 30, 1994 are $145,000. In March, 1994 the Company reached agreement to transfer the distribution rights for the ADW product from the Ernst & Young affiliate to IBM Japan.

  On March 18, 1992, the Company and a Korean affiliate of Ernst & Young International executed a product development agreement and an addendum to the above described international marketing agreement with the Korean affiliate. The product development agreement provides the Korean affiliate a license to use J-Versions for the development of Korean versions ("K-Versions") of certain of the Company's products. The Korean addendum grants the Korean affiliate a license to market, distribute and support K-Versions in Korea with the right to sublicense K-Versions to customers through June 30, 1998 and provides for certain royalty arrangements between the Company and the Korean affiliate upon the occurrence of specified events. The K-Versions were completed and commercially released in fiscal 1993. Revenues of $394,000 and $45,000 were recognized by the Company in fiscal 1994 and 1993, respectively. Royalties payable to the Company at June 30, 1994 are $88,000.

10. RELATED PARTY TRANSACTIONS:

  Since 1989, the Company and IBM have entered into various joint-marketing agreements in which IBM was granted a license to market the Company's products. Under the domestic portion of the agreement the Company was obligated to pay IBM commissions equal to 7.5% of the sales of certain of the Company's products. In fiscal years 1994 and 1993 the Company incurred approximately $122,000 and $447,000 respectively, of such commissions. The agreement was revised by mutual consent to eliminate commissions payable under the agreement effective September 30, 1992.

  The Company also sells directly to IBM, which is the largest end-user customer of the Company. Such sales are not subject to the domestic joint-marketing agreement described above. Product license revenues from IBM in fiscal years 1994, 1993 and 1992 totalled approximately $1,000,000, $9,500,000 and $11,615,000 respectively, of which approximately $250,000 remained in trade accounts receivable from related parties at June 30, 1994.

  On June 22, 1989, the Company and IBM entered into a license agreement which granted IBM licenses and rights in certain existing technology ("Licensed Works") of the Company. The license agreement provides for certain royalty arrangements between IBM and the Company upon the sale of jointly developed products and other products of IBM containing all or a significant part of the Licensed Works or derivatives thereof. Royalties approximating $38,000 and $102,000 were realized from IBM in fiscal 1993 and 1992, respectively.

  On June 18, 1992, the Company entered into a U.S. Enterprise License agreement ("Enterprise License") with IBM, as amended on June 24, 1992, which provides IBM the right to produce an unlimited quantity of certain KnowledgeWare products for IBM's internal use for a fee of $12,000,000. The Company recognized

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

$6,500,000 of the fee in the fourth quarter of fiscal 1992 and $5,500,000 in the first quarter of fiscal 1993 based on product delivery dates. Although no assurances exist, future product offerings of the Company may be added to the Enterprise License at a mutually negotiated fee between IBM and the Company. The Enterprise License also included purchase commitments for maintenance of all Company products licensed by IBM. The Company recognized $3,582,000 and $2,500,000 of revenue under the maintenance agreement in fiscal years 1994 and 1993, respectively.

11. BUSINESS SEGMENT AND GEOGRAPHIC DATA:

  The Company is engaged in one business segment: the design, development, marketing and support of application development products and the delivery of related maintenance and consulting services. The Company licenses its products internationally through the Distributors (Note 9) and its direct sales force, and revenues can be grouped into six main geographic areas as follows (in thousands):

GEOGRAPHIC AREAS                                       1994     1993     1992
- ----------------                                     -------- -------- --------
North America, United States........................ $ 82,382 $ 92,797 $ 86,929
Export Revenues:
North America, Canada...............................    1,817    2,177    4,821
Europe..............................................   41,065   28,239   19,687
Australia...........................................    3,262    1,561    1,442
South America.......................................    1,307    2,881    2,331
Asia................................................    2,658    1,106    1,322
                                                     -------- -------- --------
                                                     $132,491 $128,761 $116,542
                                                     ======== ======== ========

Other segment data is as follows:

                                                       1994      1993     1992
                                                     --------  --------  ------
Income (loss) before taxes:
  North America..................................... $(15,866) $(28,524) $1,013
  European subsidiaries.............................   (2,701)    1,330     --
  Australia/New Zealand subsidiaries................     (230)      --      --
  Other international operations....................     (233)       (5)    --
                                                     --------  --------  ------
                                                      (19,030)  (27,199)  1,013
                                                       1994      1993
                                                     --------  --------
Identifiable assets:
  North America..................................... $ 81,785  $ 95,014
  European Subsidiaries.............................   33,629    30,667
  Australia/New Zealand subsidiaries................    3,401       --
  Other international operations....................      829       --
                                                     --------  --------
                                                     $119,644  $125,681
                                                     ========  ========

The income (loss) before taxes in North America includes intercompany transfer pricing income from foreign subsidiaries of approximately $11,960,000 and $2,610,000 for the years ended June 30, 1994 and 1993, respectively. The income
(loss) from foreign subsidiaries reflects the corresponding expense.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                         QUARTERS
                                          ------------------------------------
                                           FIRST   SECOND    THIRD     FOURTH
                                          -------  -------  --------  --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994
  Revenues, as previously reported....... $34,144  $38,178  $ 38,928  $ 30,414
  Restatements...........................    (920)  (2,625)   (5,628)      --
  Revenues, restated.....................  33,224   35,553    33,300    30,414
  Gross profit, as previously reported...  25,694   29,052    27,992    18,234
  Restatements...........................    (920)  (2,635)   (5,573)      --
  Gross Profit, restated.................  24,774   26,417    22,419    18,234
  Income (loss) before income taxes, as
   previously reported...................   1,844    2,442       663   (15,412)
  Restatements...........................    (309)  (2,133)   (6,125)      --
  Income (loss) before income taxes,
   restated..............................   1,535      309    (5,462)  (15,412)
  Net Income (loss), as previously
   reported..............................   1,566    2,082       807   (15,412)
  Restatements...........................    (184)  (1,804)   (6,085)      --
  Net Income (loss), restated............   1,382      278    (5,278)  (15,412)
  Net income (loss) per common share, as
   previously reported...................     .12      .15       .06     (1.05)
  Restatements...........................    (.02)    (.13)     (.42)      --
  Net Income (loss) per common share,
   restated..............................     .10      .02      (.36)    (1.05)
1993
  Revenues............................... $29,957  $32,581  $ 25,797  $ 40,426
  Income (loss) before income taxes......   1,231    1,337   (32,546)    2,779
  Net Income (loss)......................     794      987   (30,359)    2,779
  Net income (loss) per common share.....     .06      .07     (2.34)      .21

  During the fourth quarter, as a result of an evaluation of credit policies and collectibility issues related to the Company's North American Reseller Program, including government integrators, the Company has modified its accounting policy for revenue recognition related to reseller product license revenue (See Note 1), and restated financial results to correct the first three quarters of fiscal year 1994. The fiscal year 1994 transactions are clearly different in substance from previous experience based on the Company's direct sales to end-user companies.

  The significant loss in the fourth quarter of fiscal 1994 is attributable to a combination of increased marketing and headcount related expenses in expectation of significantly increased product license revenues which were not realized.

13. ACQUISITIONS:

  On June 7, 1994 the Company acquired the assets of ClearAccess Corporation, consisting primarily of intellectual property rights to the ClearAccess and Clear Manager products, in consideration for 205,906 shares of common stock. The purchase price of $2,200,000 has been recorded as capitalized software and will be amortized over five years.

  On November 9, 1993, the Company acquired Ernst & Young CASE Technology Pty., Ltd. based in Sydney, Australia, from Ernst & Young Australia. The purchase price was $1,600,000 plus 4% of product sales royalties, as defined, through November 9, 1996. Of the purchase price $800,000 was paid in January 1994, $800,000 is scheduled in July 1994 and the 4% payments are made quarterly. The assets acquired and

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
liabilities assumed were recorded based on their fair market values as of the date of the acquisition. The excess of amounts paid over the fair market values of assets acquired and liabilities assumed, approximating $2,056,000, was allocated to goodwill and will be amortized over twelve years using the straight line method. The acquisition was accounted for under the purchase method of accounting and the results of operation of the Australia distributor have been included in the Company's consolidated financial statements since November 9, 1993.

  Pro forma financial results for the acquisitions of ClearAccess Corporation and the Australian Distributor have not been presented due to immateriality.

  On November 13, 1992, the Company acquired all of the assets and assumed certain liabilities of Computer and Engineering Consultants Ltd. (CEC), a Michigan-based applications development consulting and methodology company. The purchase price approximated $1,960,000, of which $1,500,000 was paid at closing and $460,000 was deferred and subject to adjustment. CEC assets acquired and liabilities assumed were recorded based on their fair market values as of the effective date of the acquisition. The excess of amounts paid over the fair market values of assets acquired and liabilities assumed, approximating $1,680,000, was allocated to goodwill and will be amortized over 10 years using the straight line method. The acquisition was accounted for under the purchase method of accounting and the results of operations of CEC have been included in the Company's consolidated financial statements since November 13, 1992.

  On February 19, 1993, the Company completed the acquisition of Matesys Mathematic Systems S.A. (Matesys), a French corporation, and its wholly-owned subsidiary, Matesys Corp., a California corporation. Matesys Corp. develops and markets ObjectView, an object-oriented development tool for rapidly creating client/server applications that access multiple databases. Pursuant to the purchase agreement, the Company issued 900,000 shares of its Common Stock in exchange for all of the outstanding stock of Matesys. The acquisition has been accounted for as a pooling of interests and, accordingly, the accounts of the pooled companies have been retroactively combined for all periods presented in the accompanying consolidated financial statements.

  The separate accounts of the Companies prior to pooling reflect the following (in thousands):

                                                            SIX MONTHS    YEAR
                                                              ENDED      ENDED
                                                           DECEMBER 31, JUNE 30,
                                                               1992       1992
                                                           ------------ --------
      Revenues
        KnowledgeWare, Inc................................   $61,074    $115,084
        Matesys...........................................     1,464       1,458
                                                             -------    --------
        Combined..........................................   $62,538    $116,542
                                                             =======    ========
      Net income (loss)
        KnowledgeWare, Inc................................   $ 1,601    $    260
        Matesys...........................................       180          96
                                                             -------    --------
        Combined..........................................   $ 1,781    $    356
                                                             =======    ========

  On March 4, 1993, the Company completed the acquisition of its European Distributors in Belgium, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom. Pursuant to the purchase agreement, the purchase price will range between $17,200,800 and $28,668,000, of which $9,556,000 was paid at closing. Payments over the four years following closing range from a minimum of $7,644,800 to a maximum of $19,112,000, depending on revenues in the territories from products which were offered under the previous distribution agreements. The foregoing is illustrated by the following table:

                                                                        SIX MONTHS
                                                                           ENDED
                          FY 6/93     FY 6/94     FY 6/95     FY 6/96      12/96
                         ---------- ----------- ----------- ----------- -----------
Reporting Period
  10% of product sales
   in excess of......... $        0 $23,890,000 $28,668,000 $47,780,000 $28,668,000
  7% of maintenance
   revenue..............        yes         yes         yes          no          no
  Minimum payment.......  1,911,200   2,866,800   2,866,800           0           0
  Maximum payment.......  1,911,200   4,778,000   7,644,800   4,778,000   1,911,200
  Cumulative maximum....  1,911,200   6,689,200  14,334,000  19,112,000  19,112,000
  Calculated payment....    646,000

  Because of changes in the Company's product mix, including the introduction of various new products, the Company does not believe that revenues will exceed the minimum levels in any reporting period. Therefore, the purchase has been recorded at the minimum amount of $17,200,800. The acquisition was accounted for under the purchase method of accounting and assets acquired and liabilities assumed were recorded based on their fair market values as of the effective date of the acquisition. The excess of the $17,200,800 minimum purchase price over the fair market values of assets acquired and liabilities assumed, $12,874,000, has been allocated to goodwill and is being amortized over 12 years using the straight line method. The results of operations of the acquired businesses have been included in the Company's consolidated financial statements since March 4, 1993.

  On August 9, 1991, the Company acquired all of the capital stock of Language Technology, Inc. ("LTI"), a developer of computer-aided software engineering tools for the maintenance and enhancement of existing COBOL systems. On June 11, 1992, the Company acquired all of the capital stock of Viewpoint Systems, Inc. ("VPS"), a developer and marketer of two personal computer-based software products for graphical user interface development. The purchase prices of LTI and VPS approximated $6,000,000 and $4,500,000, respectively. Total assets acquired, approximating $2,700,000, and liabilities assumed, approximating $7,400,000, were recorded based on their fair market values as of the dates of the acquisitions. Approximately $15,200,000 was allocated to the technology rights acquired relative to the products of LTI and VPS. The amount allocated to technology rights acquired are amortized over the estimated five-year economic lives of the products. The acquisitions were accounted for under the purchase method of accounting.

  The pro forma unaudited results of operations for the years ended June 30, 1993 and 1992, assuming the purchases of LTI, VPS, CEC and the European Distributors had been consummated as of July 1, 1991, are as follows (in thousands, except per share data):

                                                               1993      1992
                                                             --------  --------
      Net sales............................................. $145,102  $142,416
      Net loss..............................................  (23,259)  (10,747)
      Net loss per common share.............................    (1.75)     (.82)

14. CORPORATE RESTRUCTURING CHARGE:

  During the third quarter of fiscal year 1993 the Company recorded a $21,976,000 restructuring charge related to expansion of the Company's product line, including the acquisition of Matesys, to the expansion of the Company's direct distribution network through acquisition of its European distributors, and to reallocation of personnel to match business objectives including alternate distribution channels and revised product development goals. The charge includes approximately $7,000,000 related to the termination of European distribution rights; $6,700,000 related to consolidation of corporate real estate; $4,200,000 related to the reduction and relocation of personnel; $3,500,000 of software development costs; and $600,000 of direct costs associated with the acquisition of Matesys. Accrued expenses at June 30, 1994 include approximately $1,700,000 relative to this restructuring charge.

15. SUBSEQUENT EVENTS:

  In July, 1994 the Company reduced its work force by 243 people. The Company is expected to pay out approximately $3,500,000 related to this work force reduction. Total restructuring charges for the first quarter of fiscal year 1995 are estimated to be between $5,000,000 and $6,000,000.

  On August 31, 1994 the Company entered into a revised definitive Agreement and Plan of Merger with Sterling Software, Inc. ("Sterling") and SSI Corporation, pursuant to which Sterling will acquire the Company through a merger of SSI Corporation with and into the Company.

  Under the terms of the Merger Agreement, each outstanding share of Common Stock, without par value, of the Company will be converted into the right to receive .1653 of a share of the Common Stock, par value $.10 per share, of Sterling, of which 20% of the shares will be held in escrow for certain potential liabilities.

  Consummation of the proposed merger is subject to the approval of the Stockholders of the Company and other conditions set forth in the Merger Agreement.

  On August 31, 1994 the Company entered into a revolving and term loan agreement with Sterling to replace the loan agreement with IBM Credit Corporation and expand the Company's borrowing capacity. The agreement provides for maximum borrowings under the loan arrangement of $22,000,000; the issuance of 70,250 warrants to purchase the Company's common stock at its fair market value upon the date of issuance (initially $4.50 per share) for each one million dollars drawn; and interest at 1 1/4% over prime and a maturity date of August 31, 1995. The Company has reserved a maximum of 1,545,500 shares of its Common Stock for issuance under the loan agreement with Sterling.

16. LIQUIDITY

  The Company has suffered recurring losses from operations. These losses have resulted in negative working capital and an accumulated deficit. In addition, current period losses violated financial covenants in the line of credit agreement with IBM Credit Corporation for which the Company received a waiver until September 30, 1994. Management believes that existing cash balances must be supplemented by additional cash from outside sources in order to fund currently anticipated cash and capital requirements.

  Understanding its strategic alternatives, including remaining an independent company and the impact of financial constraints on its ability to invest in and execute future plans, management engaged Alex Brown to seek potential candidates for a business combination. On July 31, 1994 the Board of Directors approved managements' plans to enter into a merger agreement with Sterling Software. Management announced on August 1, 1994, it had entered into a Merger Agreement and an Amended and Restated Merger Agreement was executed as of August 31, 1994.

  The financial statements do not include any adjustments that may be necessary as a result of this uncertainty.

17. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  On August 30, 1994, the plaintiffs in the class action lawsuit described in
Note 5 (the "1991 Class Action") filed a motion alleging that the proposed business combination between the Company and Sterling and the announcement by the Company that it modified its accounting policy for revenue recognition and restated financial results for the first three quarters of fiscal year 1994 resulted in a substantially reduced value of the Warrants available to the plaintiffs under the stipulation of settlement. Accordingly, the plaintiffs moved the District Court for a decree of specific performance of the terms of the stipulation of settlement entailing the delivery of new warrants of equivalent value to the original value of the Warrants, and for a preliminary injunction of the consummation of any business combination between the Company and Sterling, pending compliance by the Company with the terms of the stipulation of settlement. Alternatively, the plaintiffs moved for a declaration that the warrant agreement set forth in the stipulation of settlement was the product of fraud and for an award to the plaintiffs of the appropriate measure of damages.

  On August 30 and 31 and September 12, 22 and 23, 1994, a total of eight lawsuits were filed against the Company in the United States District Court for the Northern District of Georgia, Atlanta Division (the "1994 Class Action Suits"). Each of the 1994 Class Action Suits is purportedly a class action lawsuit on behalf of the Company's shareholders alleging violations of Sections 20 and 10(b) of the Exchange Act, and Rule 10b-5 under the Exchange Act. The alleged factual basis underlying the 1994 Class Action Suits and the relief sought therein is the plaintiffs' allegations that the Company and the individual defendants actively misrepresented or failed to disclose the actual financial condition of the Company throughout fiscal year 1994 and that the value of the Company's Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose. Each of the 1994 Class Action Suits seeks compensatory damages and reimbursement for the plaintiffs' fees and expenses.

  On September 9, 1994, a lawsuit styled Ecta Corporation and Fairfield Development, Inc. v. KnowledgeWare, Inc., Donald P. Addington and Francis A. Tarkenton, Civil Action File No. 4-94-CV-80587, was filed against the Company in the Southern District of Iowa, Central Division (the "Ecta Suit"). The Ecta Suit is a lawsuit alleging violations of Section 10(b) of the Exchange Act, Rule 10b-5 under the Exchange Act, Section 12(2) of the Securities Act, violation of the Iowa Blue Sky Laws (Iowa Stat. Ann. (S)502.502), fraud and breach of contract. The alleged factual basis underlying the Ecta Suit arises in connection with the purchase by the Company of substantially all of the assets of ClearAccess Corporation (now known as Ecta Corporation) and Fairfield Software, Inc. (now known as Fairfield Development, Inc.) pursuant to an Asset Purchase Agreement dated May 26, 1994 (the "Acquisition Agreement"). The plaintiffs allege that the Company and the individual defendants misrepresented or failed to disclose the actual financial condition of the Company, that the value of the Company's Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose and that the Company has breached certain warranties, representations and covenants made in the Acquisition Agreement. The Ecta Suit seeks compensatory damages, rescission of the Acquisition Agreement and/or the sale of the Company's securities issued pursuant thereto, punitive damages, prejudgment interest, and reimbursement of attorneys' fees and costs.

  None of these actions was served on the Company prior to the date of the Report of Independent Certified Public Accountants dated August 31, 1994 and the filing of the Company's Annual Report on Form 10-K on September 1, 1994.

  The plaintiffs in the above described actions seek unspecified compensatory damages, legal fees and litigation costs. The Company is unable to predict the outcome or the potential financial impact of this litigation either as an amount or range of amounts. For the 12 month period ended September 30, 1994, KnowledgeWare maintained directors and officers liability insurance policies with a maximum aggregate loss amount of $4.0 million. Losses, claims, judgement costs and expenses of KnowledgeWare and Sterling resulting from the above-described actions will also result in claims for indemnification to be satisfied from the escrowed shares provided for in the Amended Merger Agreement. As of October 26, 1994, KnowledgeWare estimates that approximately $55,000 of costs and expenses have been incurred since August 31, 1994 with respect to the above-described sections.

  KnowledgeWare has received informal requests for information from the Staff of the Commission as to which persons and entities had knowledge of the negotiations between KnowledgeWare and Sterling prior to the public announcement of the Merger Agreement on August 1, 1994, and as to the circumstances with respect to KnowledgeWare's restatement of financial results for the first three quarters of fiscal 1994.